CUSHMAN & WAKEFIELD, INC.                             [LOGO] CUSHMAN & WAKEFIELD
51 West 52nd Street
New York, NY 10019-6178
Tel: (212) 841-5070
Fax: (212) 841-7772

JOSEPH P. DONDIEGO, JR., MAI
Managing Director
National Tax Consulting Services


September 3, 1998


Mr. Edward J. Welch
Director
Investment Banking
Merrill Lynch
250 Vesey Street
26th Floor
New York, NY 10281-1326


Dear Mr. Welch:

This is to confirm that, notwithstanding anything to the contrary contained in our report dated November 25th, 1997 and follow up letter dated August 25th, 1998 with respect to our appraisal, as of November 18th, 1997, of the leased fee interest in One Liberty Plaza (a/k/a 149-171 Broadway, NY, NY), such report, transmittal and follow up letters related thereto, as well as the name Cushman & Wakefield, Inc., as the preparer of such items as an appraisal expert, may be included in and referred to in any offering document (including any prospectus filed under the Securities Act of 1933 (the "Act")) relating to the sale of related real estate or mortgage securities or participation interests solely to qualified institutional buyers as defined in Rule 144A under the Act or institutional accredited investors.


Sincerely,


CUSHMAN & WAKEFIELD, INC.


/s/ JOSEPH P. DONDIEGO, JR.
----------------------------------
    Joseph P. Dondiego, Jr. MAI
    Managing Director



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